FOR IMMEDIATE RELEASE

Contact:

Chris Lewis

Sr. Director, Investor Relations & Corporate Strategy & Development

(949) 481-0510

clewis@glaukos.com

Glaukos Announces Retirement of William J. Link, Ph.D., as Chairman of the Board and Election of Thomas W. Burns as New Chairman and Mark J. Foley as Lead Independent Director

San Clemente, CA – December 20, 2021 – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases, today announced that William J. Link, Ph.D., will be retiring as Chairman of the Board, effective December 31, 2021. Dr. Link joined Glaukos’ Board and has served as Chairman since June 2001. In connection with Dr. Link’s retirement, the Board has appointed Thomas W. Burns, Glaukos’ President and Chief Executive Officer and a director on the Board since 2002, to serve as the company’s Chairman of the Board, effective upon Dr. Link’s retirement on December 31, 2021. Mr. Burns will continue to serve as the company’s President and CEO. In addition, the independent members of the Board have appointed Mark J. Foley, who has served on the Board since 2014 and is the chair of the Compensation, Nominating and Governance Committee, as the Board’s lead independent director.

"We're grateful for Bill’s leadership and contributions over the past 20 years, helping to guide Glaukos’ transformational evolution from an early-stage startup into a global, diversified, ophthalmic drug and device leader," said Mark J. Foley, lead independent director and chair of the Compensation, Nominating and Governance Committee. "The Board believes Tom is an ideal fit to serve as the company’s next Chairman and is confident he will continue to successfully lead Glaukos forward in its next phase of innovation and growth."

"It's been my privilege to serve Glaukos and its many stakeholders, and I am grateful to the Board and my colleagues, both past and present, for their support during my tenure," said Dr. Link. “Glaukos will be in great hands with Tom’s continued leadership and is well-positioned to drive meaningful innovation to address unmet needs in large and underserved patient populations suffering from chronic eye diseases."

“On behalf of the entire Glaukos organization, I am deeply grateful to Bill for his unwavering commitment and decades of dedicated leadership and service to Glaukos. His guidance, vision and expertise have been instrumental to Glaukos’ growth and development," said Mr. Burns. "It's my honor to continue working alongside the Board and our global teams as we continue to advance our mission to transform the treatment of chronic eye diseases for the benefit of patients worldwide."

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases. The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm. Glaukos launched the iStent®, its first MIGS device, in the United States in 2012, its next-generation iStent inject® device in the United States in 2018 and most recently, its iStent inject W device in the United States in 2020. In corneal health, Glaukos’ proprietary suite of single-use, bio-activated pharmaceuticals are designed to strengthen, stabilize and reshape the cornea through a process called corneal collagen cross-linking to treat corneal ectatic disorders and correct refractive conditions. Glaukos is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale surgical and pharmaceutical therapies in glaucoma, corneal health and retinal disease.

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